EXHIBIT 99.1

First Northern Community Bancorp Reports Second Quarter 2026 Net Income of $4.7 Million

For immediate release

Dixon, Calif., July 29, 2026 — First Northern Community Bancorp (the “Company”, NASDAQ: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $10.6 million, or $0.64 per diluted share, for the six months ended June 30, 2026, up 16.4% compared to net income of $9.1 million, or $0.55 per diluted share, for the six months ended June 30, 2025.

Net income for the quarter ended June 30, 2026, was $4.7 million, or $0.29 per diluted share, down 13.5% compared to net income of $5.5 million, or $0.33 per diluted share, for the quarter ended June 30, 2025.

Total assets as of June 30, 2026, were $1.93 billion, an increase of $54.4 million, or 2.9%, compared to June 30, 2025. Total net loans, including loans held-for-sale, as of June 30, 2026, were $1.09 billion, an increase of $29.0 million, or 2.7%, compared to June 30, 2025. The increase in net loans was primarily driven by growth in commercial loans, which was partially offset by net reductions in commercial real estate, agriculture, residential mortgage and consumer loans. Total deposits as of June 30, 2026, were $1.69 billion, an increase of $28.6 million, or 1.7%, compared to June 30, 2025.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of June 30, 2026.

Jeremiah Smith, President and Chief Executive Officer, commented, “We are pleased with our second quarter performance, highlighted by strong loan growth, continued credit quality improvements, and disciplined balance sheet management. Net loans increased by $27.9 million during the quarter, representing an annualized growth rate of 10.5%, while non-accrual loans declined by 7.1% to $4.6 million. Our net interest margin remained strong at 3.75%, and our cost of funds was well managed at 0.90%, reflecting the ongoing strength of our low-cost deposit franchise. The acquisition of Beacon Wealth in the fourth quarter of 2025 continued to improve our total non-interest income. Investment and brokerage services income for the quarter ended June 30, 2026 increased by 141.3% compared to the same quarter one year prior, contributing to a 14.7% increase in total non-interest income to $1.8 million compared to June 30, 2025.”

Further, “We also remain focused on managing operating expenses while investing in the future of the Bank. During the second quarter, our systems upgrade project accelerated, resulting in modest increases in staffing, data processing, and consulting expenses. We expect these elevated costs to continue through our planned fourth quarter project implementation, after which we anticipate enhanced capabilities, improved process efficiencies, and long-term operating benefits beginning in 2027.”

Lastly, Mr. Smith commented, “We remain committed to enhance and unlock shareholder value. On April 24, 2026, we successfully uplisted to The Nasdaq Capital Market, and, effective June 29,2026, we were added to the Russell 3000 Index. These milestones significantly increased trading volume, improved liquidity of our common stock, and expanded our visibility among institutional investors as index funds tracking the Russell 3000 acquired shares. In addition to improving our valuation, we continued to improve our book value per share, which increased from $13.03 at March 31, 2026 to $13.24 at June 30, 2026. Together, these achievements reflect the continued execution of our long-term strategy to create value for our shareholders while positioning the Company for future growth."

Second QUARTER HIGHLIGHTS (UNAUDITED)

Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
	June 30,	March 31,	June 30,
(in thousands, except per share and share data)	2026	2026	2025
Return on average assets (“ROAA”) (annualized)	0.98%	1.24%	1.18%
Return on average equity (“ROAE”) (annualized)	8.80%	11.21%	11.67%
Pre-tax income	$6,215	$7,612	$7,597
Net income	$4,728	$5,906	$5,466
Net interest margin (annualized)	3.75%	3.83%	3.85%
Cost of funds (annualized)	0.90%	0.90%	0.88%
Efficiency ratio	63.69%	58.23%	58.91%

Basic earnings per common share	$0.29	$0.37	$0.33
Diluted earnings per common share	$0.29	$0.36	$0.33
Weighted average basic common shares outstanding	16,119,853	16,133,555	16,377,019
Weighted average diluted common shares outstanding	16,508,791	16,490,162	16,592,259
Shares outstanding at end of period	16,395,303	16,409,660	16,609,244
Book value per share	$13.24	$13.03	$11.73

Leverage ratio	12.0%	11.7%	11.3%
Common equity tier 1 capital ratio	17.7%	17.8%	16.9%
Tier 1 capital ratio	17.7%	17.8%	16.9%
Total capital ratio	19.0%	19.1%	18.1%
Tangible common equity ratio	11.0%	10.9%	10.2%

Reconciliation of Non-GAAP Financial Measures
Total shareholders' equity	$217,154	$213,799	$194,885
Less mortgage servicing rights	(1,101)	(1,126)	(1,242)
Less intangible assets	(3,834)	(4,079)	(2,952)
Total tangible common stockholders' equity	$212,219	$208,594	$190,691
Total assets	$1,926,412	$1,924,548	$1,871,990
Less mortgage servicing rights	(1,101)	(1,126)	(1,242)
Less intangible assets	(3,834)	(4,079)	(2,952)
Total tangible assets	$1,921,477	$1,919,343	$1,867,796
Tangible common equity ratio	11.0%	10.9%	10.2%

Summary Results (Unaudited)

The following is a summary of the components of the Company’s operating results for the periods indicated:

	Three months ended
	June 30,	March 31,
(in thousands)	2026	2026	$ Change	% Change
Selected operating data:
Net interest income	$17,006	$17,204	$(198)	(1.15)%
Provision for credit losses	600	300	300	100.00%
Non-interest income	1,763	1,740	23	1.32%
Non-interest expense	11,954	11,032	922	8.36%
Pre-tax income	6,215	7,612	(1,397)	(18.35)%
Provision for income taxes	1,487	1,706	(219)	(12.84)%
Net income	$4,728	$5,906	$(1,178)	(19.95)%

	Three months ended
	June 30,	June 30,
(in thousands)	2026	2025	$ Change	% Change
Selected operating data:
Net interest income	$17,006	$16,953	$53	0.31%
Provision for credit losses	600	—	600	NM
Non-interest income	1,763	1,537	226	14.70%
Non-interest expense	11,954	10,893	1,061	9.74%
Pre-tax income	6,215	7,597	(1,382)	(18.19)%
Provision for income taxes	1,487	2,131	(644)	(30.22)%
Net income	$4,728	$5,466	$(738)	(13.50)%

Balance Sheet Summary (Unaudited)

	June 30,	December 31,
(in thousands)	2026	2025	$ Change	% Change
Selected financial condition data:
Cash and cash equivalents	$113,435	$145,554	$(32,119)	(22.07)%
Total investments	618,931	617,243	1,688	0.27%
Total loans, net	1,092,098	1,050,473	41,625	3.96%
Total assets	1,926,412	1,910,950	15,462	0.81%
Total deposits	1,691,887	1,679,143	12,744	0.76%
Total liabilities	1,709,258	1,698,932	10,326	0.61%
Total shareholders’ equity	217,154	212,018	5,136	2.42%

Net Interest Income and Net Interest Margin (Unaudited)

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2026			March 31, 2026			June 30, 2025
(in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)
Assets
Interest-earning assets:
Loans	$1,070,933	$14,549	5.45%	$1,044,166	$14,322	5.56%	$1,044,581	$14,629	5.62%
Certificates of deposit	10,699	107	4.01%	10,558	106	4.07%	15,112	157	4.17%
Interest-bearing due from banks	102,368	1,034	4.05%	125,045	1,098	3.56%	85,828	1,010	4.72%
Investment securities, taxable	569,985	4,529	3.19%	573,637	4,434	3.13%	560,021	4,137	2.96%
Investment securities, non-taxable	54,549	438	3.22%	57,685	447	3.14%	49,497	391	3.17%
Other interest-earning assets	10,870	149	5.50%	10,870	555	20.71%	10,808	250	9.28%
Total average interest-earning assets	1,819,404	20,806	4.59%	1,821,961	20,962	4.67%	1,765,847	20,574	4.67%
Non-interest-earning assets:
Cash and due from banks	30,581			29,481			30,777
Premises & equipment, net	8,969			8,693			7,866
Interest receivable and other assets	67,325			65,134			53,556
Total average assets	$1,926,279			$1,925,269			$1,858,046

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$451,794	810	0.72%	$444,368	766	0.70%	$428,553	693	0.65%
Savings and MMDA’s	477,236	1,857	1.56%	475,494	1,809	1.54%	447,276	1,602	1.44%
Time, $250,000 and under	84,760	677	3.20%	85,614	723	3.42%	88,024	889	4.05%
Time, over $250,000	53,683	456	3.41%	55,793	460	3.34%	51,942	362	2.80%
FHLB advances	—	—	—	—	—	—	6,593	75	4.56%
Total average interest-bearing liabilities	1,067,473	3,800	1.43%	1,061,269	3,758	1.44%	1,022,388	3,621	1.42%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	626,901			632,800			634,352
Interest payable and other liabilities	16,485			17,462			13,505
Total average liabilities	1,710,859			1,711,531			1,670,245
Total average stockholders’ equity	215,420			213,738			187,801
Total average liabilities and stockholders’ equity	$1,926,279			$1,925,269			$1,858,046
Net interest income and net interest margin		$17,006	3.75%		$17,204	3.83%		$16,953	3.85%

(1)	For disclosure purposes, yield/rates are annualized by dividing the number of days in the reported period by 365.

About First Northern Bank

First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Forward-Looking Statements

This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and the strength of its low-cost deposit franchise, focus on managing operating expenses and improving shareholder value and positioning the Company for future growth, and the expected costs and potential benefits of the Company's systems upgrade project, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, trade, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. Any anticipated benefits of the uplisting of the Company’s common stock to The Nasdaq Capital Market are subject to market conditions and other factors outside of the Company’s control, and no assurance can be given as to the effect that the uplisting may have on the trading volume of our stock or on the liquidity of an investment in our stock.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as may be required by applicable law. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:

Jeremiah Z. Smith

President & Chief Executive Officer

First Northern Community Bancorp

& First Northern Bank

P.O. Box 547

Dixon, California (707) 678-3041